Exhibit 99.1

Emerald Expositions Reports Third Quarter 2018 Financial Results

SAN JUAN CAPISTRANO, Calif. – November 1, 2018 – Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business trade show, event and conference producer, today reported financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights

•	Revenues increased 2.7% to $103.1 million, compared to $100.4 million for third quarter 2017
•	Net income increased by 8.9% to $20.9 million, compared to $19.2 million for third quarter 2017
•	Net cash provided by operating activities increased 30.6% to $14.1 million, compared to $10.8 million for third quarter 2017
•	Adjusted EBITDA, a non-GAAP measure, decreased 2.5% to $51.6 million, compared to $52.9 million for third quarter 2017
•	Adjusted Net Income, a non-GAAP measure, increased 18.1% to $32.0 million, compared to $27.1 million for third quarter 2017
•	Free Cash Flow, a non-GAAP measure, increased 28.3% to $13.6 million, compared to $10.6 million for third quarter 2017

Third Quarter and Year-to-Date 2018 Financial Performance

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change	% Change	2018	2017	Change	% Change
	(unaudited, in millions, except percentages and per share data)
Revenues	$103.1	$100.4	$2.7	2.7%	$323.7	$310.2	$13.5	4.4%
Net income	$20.9	$19.2	$1.7	8.9%	$64.9	$41.5	$23.4	56.4%
Net cash provided by operating activities	$14.1	$10.8	$3.3	30.6%	$68.5	$69.1	$(0.6)	(0.9%)
Diluted EPS	$0.28	$0.25	$0.03	12.0%	$0.86	$0.59	$0.27	45.8%

Non-GAAP measures:
Adjusted EBITDA	$51.6	$52.9	$(1.3)	(2.5%)	$154.4	$154.9	$(0.5)	(0.3%)
Adjusted Net Income	$32.0	$27.1	$4.9	18.1%	$99.6	$78.3	$21.3	27.2%
Adjusted Diluted EPS	$0.42	$0.36	$0.06	16.7%	$1.32	$1.11	$0.21	18.9%
Free Cash Flow	$13.6	$10.6	$3.0	28.3%	$65.3	$68.4	$(3.1)	(4.5%)

“For the third quarter of the year, our trade show portfolio performed in line with our expectations as robust growth from several of our trade shows, including Outdoor Retailer Summer Market and CEDIA Expo, was offset by softness in NY NOW and ASD. Importantly, we believe that our initiatives designed to address the challenges in NY NOW and ASD are starting to have an effect and, while they may take a few cycles to fully take hold, we are on the right long-term path to stabilize the performance of these important franchises,” reported Philip Evans, Emerald’s Chief Financial Officer, who will assume the additional roles of Interim President and Chief Executive Officer of Emerald Expositions, effective November 8, 2018.

Mr. Evans added, “In August, we were pleased to acquire a group of technology brands that uniquely complement our CEDIA Expo trade show and, approximately two weeks ago, we were delighted to follow this with the acquisition of a portfolio of leading trade shows in the hospitality and design sector. We expect these two transactions, which together took our M&A spend this year to more than $70 million, to be immediately additive to earnings and free cash flow, and to positively affect our future growth trajectory. Looking forward, our pipeline of potential acquisitions is strong and we remain committed to driving increased shareholder returns through our selective M&A strategy.”

Financial & Operational Results

For the third quarter of 2018, Emerald reported revenues of $103.1 million compared to revenues of $100.4 million for the third quarter of 2017, an increase of $2.7 million, or 2.7%. Organic revenues for the trade show portfolio declined approximately 2.0% over the prior year, after adjusting for insurance proceeds related to two shows that were impacted by Hurricane Irma and a show scheduling difference for an event that staged in the third quarter of 2017 and will stage in the fourth quarter of the current year. The underlying performance reflected good growth in several of the quarter’s shows, most notably Outdoor Retailer Summer Market and

CEDIA Expo, offset by declines, as expected, in a few of our other third quarter shows, particularly NY NOW and ASD. Overall organic revenues, which represents revenues after excluding $2.0 million in the quarter from the CPMG and technology brands acquisitions, decreased approximately 3% as the Other Events and Other Marketing Services revenues declined at a modestly higher rate than trade show revenues.

Cost of Revenues of $25.9 million for the third quarter of 2018 decreased by 4.8%, or $1.3 million, from $27.2 million for the third quarter of 2017. This decrease was largely driven by cost reductions in several shows and the timing effect of a show staging in the fourth quarter of this year versus the third quarter of last year, partly offset by incremental costs attributable to acquisitions.

Selling, General & Administrative Expense (“SG&A”) of $29.7 million for the third quarter of 2018 increased by 1.0%, or $0.3 million, from $29.4 million for the third quarter of 2017.  SG&A for the third quarter of 2018 included incremental costs attributable to acquisitions and an increase in stock-based compensation, largely offset by one-time acquisition transaction costs, public company and other related activities costs and transition costs that, in aggregate, were modestly lower than in the third quarter of 2017.

Net Income of $20.9 million for the third quarter of 2018 increased by 8.9% or $1.7 million, from $19.2 million for the third quarter of 2017. The key driver of the increase was a $5.6 million decrease in income tax expense, mainly reflecting the change in US federal income tax rates from 35% to 21% effective January 1, 2018.  This benefit was partially offset by a decline in operating income and higher interest expense related to higher average borrowing rates under Emerald’s senior secured credit facilities in the third quarter of 2018.

For the third quarter of 2018, Adjusted EBITDA was $51.6 million, compared to $52.9 million for the third quarter of 2017, a decrease of 2.5%, or $1.3 million. The decrease partly reflected a slightly unfavorable show mix and net excess expenses in the quarter for acquisitions.

For a discussion of the Company’s presentation of Adjusted EBITDA, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  For a reconciliation of Adjusted EBITDA to net income see Appendix I attached hereto.

Cash Flow

Net cash provided by operating activities increased by $3.3 million to $14.1 million in the third quarter of 2018, compared to $10.8 million in the third quarter of 2017. The key items affecting the quarter’s cash flow were a $1.7 million reduction in the amount of one-time acquisition transaction costs, public company and other related activities costs and transition costs paid in the third quarter of 2018, partly offset by the impact of $2.8 million of increased cash used for tax payments, now that the Company has utilized all its tax assets relating to net operating losses in prior periods. The balance of the increase was mainly attributable to an improvement in working capital.

Capital expenditures were $0.5 million for the third quarter of 2018, compared to $0.2 million for the third quarter of 2017.

Free Cash Flow, which we define as net cash provided by operating activities less capital expenditures, was $13.6 million for the third quarter of 2018, compared to $10.6 million in the third quarter of 2017.

For a discussion of our presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  For a reconciliation of Free Cash Flow to net cash provided by operating activities, see Appendix I attached hereto.

Liquidity and Financial Position

As of September 30, 2018, Emerald’s cash and cash equivalents were $13.8 million and gross debt was $537.9 million, resulting in net debt (gross debt less cash and cash equivalents) of $524.1 million.

Dividend

On October 26, 2018, the Board of Directors approved the payment of a cash dividend of $0.0725 per share for the quarter ending December 31, 2018 to holders of the Company’s common stock. The dividend is expected to be paid on or about November 28, 2018 to stockholders of record on November 14, 2018.

Outlook (forward-looking statements) and Key Assumptions

The Company’s outlook for the year ending December 31, 2018 has been updated to reflect the latest expectations for the full year, including the impact of the two acquisitions completed since the Company’s second quarter earnings call on August 2, 2018. Emerald management now expects the financial performance metrics outlined below:

•	Total revenue growth of 10.3% to 11.5%, or revenue in a range of approximately $377 million to $381 million
o	Includes combined revenue for the two recent acquisitions estimated in the range of approximately $15 million to $18 million

•	Organic revenue growth of 0.6% to 1.0%
•	Adjusted EBITDA in the range of $161 million to $164 million, or growth of 2.0% to 3.9%
o	Includes combined Adjusted EBITDA for the two recent acquisitions estimated in the range of approximately $5 million to $6 million
•	Adjusted Net Income in the range of $99 million to $101 million, or growth of 23.3% to 25.8%
o	Includes combined Adjusted Net Income for the two recent acquisitions estimated in the range of approximately $3 million to $4 million
•	Adjusted Diluted EPS in the range of $1.29 to $1.34, or growth of 16.2% to 20.7%
o	Includes a combined impact on Adjusted Diluted EPS due to the two recent acquisitions estimated in the range of approximately $0.04 to $0.06
•	Free Cash Flow in the range of $100 million to $110 million

The above outlook does not incorporate the impact of any further acquisitions that Emerald may pursue or other unforeseen developments. See discussion of non-GAAP financial measures at the end of this release.

Commenting on the updated guidance, Mr. Evans noted, “In a couple of weeks’ time, we will stage our new Outdoor Retailer Winter Market, adding a third show to our successful Outdoor Retailer trade show franchise. This first November-timed show, while debuting as the twelfth largest show in our portfolio, will be somewhat smaller than we had anticipated. This fact, together with the cancellation of two of our planned fourth quarter launches, has combined to reduce our organic revenue growth expectation for the 2018 full year, as noted in our updated guidance.” Mr. Evans added, “The portfolio of recently acquired hospitality and design shows includes two trade shows that stage in November, namely BDNY and HX: The Hotel Experience. Consequently, the expected results from these two shows are also reflected in our 2018 financial outlook.”

Conference Call and Webcast Details

As previously announced, the Company will hold a conference call to discuss its third quarter 2018 results at 11:00 am ET on Thursday, November 1, 2018.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13683593. The replay will be available until 11:59 pm (Eastern Time) on November 8, 2018.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldexpositions.com. An online replay will be available on the same website immediately following the call.

About Emerald Expositions

Emerald is a leading operator of business-to-business trade shows in the United States. We currently operate more than 55 trade shows, as well as numerous other face-to-face events. In 2017, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied more than 6.9 million net square feet of exhibition space.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in Appendix I attached hereto.

The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that would be required in certain reported GAAP results. The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measures, Adjusted EBITDA and Adjusted Net Income, to net income, and Free Cash Flow, to net cash provided by operating activities, their most comparable GAAP financial measures, or Adjusted Diluted EPS, because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized. For Adjusted EBITDA and Adjusted Net Income, these items are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA and Adjusted Net Income in prior periods and include, but are not limited to, acquisition-related expenses, stock-based compensation, income tax expense, the effects of scheduling adjustments (in the case of Adjusted EBITDA only) and other assumptions about capital requirements for future periods. For Free Cash Flow, this includes assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP financial results.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments.  Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) loss on extinguishment of debt, (iii) income tax expense, (iv) depreciation and amortization, (v) stock-based compensation, (vi) deferred revenue adjustment, (vii) intangible asset impairment charge, (viii) unrealized loss on interest rate swap and floor, net, (ix) the Onex management fee (which ended prior to the Company’s initial public offering), (x) material show scheduling adjustments, and (xi) other items that management believes are not part of our core operations.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) loss on extinguishment of debt, (ii) stock-based compensation, (iii) deferred revenue adjustment, (iv) intangible asset impairment charge, (v) the Onex management fee (which ended prior to the Company’s initial public offering), (vi) other items that management believes are not part of our core operations, (vii) amortization of deferred financing fees and discount, (viii) amortization of acquired intangible assets and (ix) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of acquired intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average common shares outstanding.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including assumptions about the expected financial performance of recent acquisitions, our ability to execute our acquisition strategy to accelerate growth and full year guidance with respect to revenue growth, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted EBITDA. These statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.  The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Expositions Events, Inc.

Philip Evans, 1-866-339-4688 (866EEXINVT)

Chief Financial Officer

investor.relations@emeraldexpo.com

Emerald Expositions Events, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Revenues	$103.1	$100.4	$323.7	$310.2
Other income	-	6.5	-	6.5
Cost of revenues	25.9	27.2	91.7	85.4
Selling, general and administrative expense	29.7	29.4	90.0	95.9
Depreciation and amortization expense	11.4	10.9	34.2	32.3
Operating income	36.1	39.4	107.8	103.1
Interest expense(1)	7.3	6.7	21.1	30.9
Loss on extinguishment of debt(1)	-	-	-	3.0
Income before income taxes	28.8	32.7	86.7	69.2
Provision for income taxes	7.9	13.5	21.8	27.7
Net income and comprehensive income	$20.9	$19.2	$64.9	$41.5
Basic earnings per share	$0.29	$0.27	$0.89	$0.61
Diluted earnings per share	$0.28	$0.25	$0.86	$0.59
Basic weighted average common shares outstanding	73,063	72,202	72,893	67,756
Diluted weighted average common shares outstanding	75,398	75,710	75,688	70,844

Dividend declared per common share	$0.0725	$0.07	$0.2150	$0.14

(1)

As previously disclosed in the Company’s 2017 Annual Report on Form 10-K, during the fourth quarter of 2017, we identified a classification error related to certain debt extinguishment costs incurred as part of our debt refinancing in May 2017. Management considered both quantitative and qualitative factors in assessing the materiality of the classification error individually, and in the aggregate, and determined that the classification error was not material to interim periods. As such, we have revised the consolidated statements of income and comprehensive income (loss) for the interim period ended June 30, 2017 to reflect a decrease to interest expense of $2.3 million and an increase to loss on extinguishment of debt of $2.8 million.

Emerald Expositions Events, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$13.8	$10.9
Trade and other receivables, net of allowance for doubtful accounts of $0.7 million and $0.8 million, as of September 30, 2018 and December 31, 2017, respectively.	85.9	62.7
Prepaid expenses	13.4	19.9
Total current assets	113.1	93.5
Noncurrent assets
Property and equipment, net	3.8	3.8
Goodwill	1,005.8	993.7
Intangible assets, net	528.7	545.0
Other noncurrent assets	1.7	1.9
Total assets	$1,653.1	$1,637.9
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$35.2	$25.0
Deferred revenues	158.2	192.6
Term loan, current portion	5.7	5.7
Total current liabilities	199.1	223.3
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	525.4	548.5
Deferred tax liabilities, net	105.4	100.2
Other noncurrent liabilities	2.7	4.7
Total liabilities	832.6	876.7
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 73,089 and 72,604 at September 30, 2018 and December 31, 2017, respectively	0.7	0.7
Additional paid-in capital	687.1	677.1
Retained earnings	132.7	83.4
Total shareholders’ equity	820.5	761.2
Total liabilities and shareholders’ equity	$1,653.1	$1,637.9

Appendix I

Emerald Expositions Events, Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(dollars in millions) (unaudited)
Net income	$20.9	$19.2	$64.9	$41.5
Add (deduct):
Interest expense(1)	7.3	6.7	21.1	27.0
Refinancing charges(1)	-	-		3.9
Loss on extinguishment of debt(1)	-	-		3.0
Provision for income taxes	7.9	13.5	21.8	27.7
Depreciation and amortization	11.4	10.9	34.2	32.3
Stock-based compensation	1.9	0.7	4.5	1.9
Deferred revenue adjustment	-	-	0.2	0.5
Management fee	-	-	-	0.2
Contract termination costs(2)	-	-	-	10.0
Other items(3)	2.2	3.9	7.7	8.9
Scheduling adjustments	-	(2.0)	-	(2.0)
Adjusted EBITDA	$51.6	$52.9	$154.4	$154.9

(1)	Incudes the correction of classification error related to certain debt extinguishment costs incurred as part of our debt refinancing in May 2017 described in Note 1 above.
(2)	Represents contract termination costs incurred in connection with the relocation of certain trade shows.
(3)

Other items for the three months ended September 30, 2018 included: (i) $1.0 million in transaction costs in connection with certain acquisition transactions and (ii) $1.2 million in transition costs. Other items for the three months ended September 30, 2017 included: (i) $1.5 million in contract termination costs (ii) $1.0 million in transaction costs in connection with certain acquisition transactions that were completed or pending in 2017 and 2016, (iii) $0.6 million in legal, audit and consulting fees related to the IPO and other related activities and (iv) $0.8 million in transition costs.  Other items for the nine months ended September 30, 2018 included: (i) $2.3 million in transaction costs in connection with certain acquisition transactions (ii) $1.1 million in legal, accounting and consulting fees related to the secondary offering of our common stock by certain existing stockholders and other related activities and (iii) $4.3 million in transition costs. Other items for the nine months ended September 30, 2017 included: (i) $3.7 million in transaction costs in connection with certain acquisition transactions that were completed or pending in 2017, (ii) $3.5 million in legal, audit and consulting fees related to the IPO and other related activities and (iii) $1.7 million in transition costs.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(dollars in millions) (share data in thousands, except per share data) (unaudited)
Net income	$20.9	19.2	$64.9	$41.5
Add (deduct):
Refinancing charges(1)	-	-	-	3.9
Loss on extinguishment of debt(1)	-	-	-	3.0
Stock-based compensation	1.9	0.7	4.5	1.9
Deferred revenue adjustment	-	-	0.2	0.5
Management fee	-	-	-	0.2
Contract termination costs(2)	-	-	-	10.0
Other items(3)	2.2	3.9	7.7	8.9
Amortization of deferred financing fees and discount	0.3	0.4	1.3	4.1
Amortization of acquired intangible assets	10.9	10.4	32.6	30.8
Scheduling adjustments	-	(2.0)	-	(2.0)
Tax adjustments related to non-GAAP adjustments(4)	(4.2)	(5.5)	(11.6)	(24.5)
Adjusted Net Income	$32.0	$27.1	$99.6	$78.3
Adjusted basic earnings per share	$0.44	$0.38	$1.37	$1.16
Adjusted Diluted earnings per share	$0.42	$0.36	$1.32	$1.11
Basic weighted average common shares outstanding	73,063	72,202	72,893	67,756
Diluted weighted average common shares outstanding	75,398	75,710	75,688	70,844

(1)	Incudes the correction of classification error related to certain debt extinguishment costs incurred as part of our debt refinancing in May 2017 described in Note 1 above.
(2)	Represents contract termination costs described in Note 2 above.
(3)	Represents other items described in Note 3 above.
(4)

Reflects application of U.S. federal and state enterprise tax rate of 27.4% and 41.3% for the three months ended September 30, 2018 and 2017, respectively, and 25.1% and 40.0 % for the nine months ended September 30, 2018 and 2017, respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$14.1	$10.8	$68.5	$69.1
Less:
Capital expenditures	0.5	0.2	3.2	0.7
Free Cash Flow	$13.6	$10.6	$65.3	$68.4